Exhibit 99.1

American Medical Technologies, Inc. Announces Partnership with Discus Dental to be the Authorized Representative of BriteSmile® and BreathRx® Products in International Markets

Monday December 10, 11:08 am ET

CORPUS CHRISTI, Texas—(BUSINESS WIRE)— Consistent with its core strategic initiative of acquiring and selling quality dental and medical products through its international distribution network, American Medical Technologies Inc. (AMT) (OTCBB:ADLI — News) is pleased to announce the development of a global partnership with Discus Dental.  Under the terms of this agreement AMT will act as international sales representative for the BriteSmile® brand of professional tooth whitening products as well as the BreathRx® brand of professional oral care products throughout the world.

“AMT has a successful sales track record in the global tooth whitening and oral care markets and is well-suited to carry out the distributor sales and service functions that these product lines require, says Todd Cooper, Executive SVP Global Sales & Marketing at Discus Dental. “

“AMT’s presence and influence in the global dental market is growing stronger,” says Judd D. Hoffman, President and CEO of AMT.  “BriteSmile and BreathRx are two phenomenal brands which are market leaders in the Professional Tooth Whitening and Breath Care markets respectively.  We believe that by leveraging our international experience we will maximize global sales for both brands and deliver more revenue and profit to our bottom line.  We are thrilled to align ourselves with Discus Dental and to provide them with a team that will grow the BriteSmile and BreathRx names to levels warranted by such their product excellence and resulting market stature.”

About AMT:

American Medical Technologies, Inc., headquartered in Corpus Christi, Texas, with satellite offices in Los Angeles and New York markets and sells unique dental and medical products to the dental and medical community through its established global federation of dealers and distributors. AMT’s premier products, Contrast AM and Contrast PM, a professional tooth whitening product line, deliver excellent whitening results at a low cost. AMT was incorporated in Delaware in November 1989 and completed its initial public offering in June 1991. AMT changed its name from American Dental Technologies, Inc. on July 13, 2000. More information is available at www.americanmedicaltech.com

About Discus Dental:

Discus Dental:  Founded in 1993, Discus Dental, LLC is a leader in the marketing and worldwide distribution of premium oral care products to both the professional and consumer markets worldwide.  Discus Dental is headquartered in Culver City, California. More information is available at www.discusdental.com.

AMT makes forward-looking statements in this press release and in its filings with the Securities and Exchange Commission. AMT’s forward-looking statements are subject to risks and uncertainties and include information about its expectations and possible or assumed future results of operations. When AMT uses any of the words “believes,” “expects,” “anticipates,” “estimates,” or similar expressions, it is making forward-looking statements. AMT’s actual results, performance or achievements could differ materially from the results expressed in, or implied by these forward-looking statements. For more detailed information relating to the risks and uncertainties pertaining to these forward-looking statements, the reader is referred to the “risk-factor” section in AMT’s form 10-KSB and other related documents filed with the Securities and Exchange Commission.